Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2026 relating to the consolidated financial statements of NextBoat Inc. (fka Off The Hook YS Inc.)’s audit as of and for the years ended December 31, 2025 and 2024.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 29, 2026 relating to the combined financial statements of Apex Marine Sales, LLC, Apex Marine Stuart, LLC, and Apex Marine, LLC’s audit as of and for the year ended December 31, 2025.

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

August 28, 2026